Shurgard Storage Centers, Inc.
    Statement of Computation of Earnings to Fixed Charges
                   (amounts in thousands)


Net Income                                        5,354
Fixed Charges:
     Interest                                     3,431
     Amortization of Loan Costs                     281
                                                  -----
                                                  3,712

Net Income Before Fixed Charges                   9,066

Dividend by Fixed Charges                         3,712
                                                  -----
Ratio of Earnings to Fixed Charges                 2.44
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